UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

     Date of report (Date of earliest event reported)       December 15, 2004

Waters Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

01-14010 (Commission File Number)	13-3668640 (IRS Employer Identification No.)

34 Maple Street, Milford, Massachusetts (Address of Principal Executive Offices)	01757 (Zip Code)

(508) 478-2000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 1.02 Termination of a Material Agreement.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
SIGNATURES

Item 1.01       Entry into a Material Definitive Agreement.

Item 1.02       Termination of a Material Agreement.

Item 2.03.      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 15, 2004, Waters Corporation, Waters Technologies Ireland Ltd. and Waters Chromatography Ireland Ltd. entered into a Credit Agreement (the “Credit Agreement”) with certain financial institutions and JPMorgan Chase Bank, as administrative agent. The obligations of Waters Corporation under the Credit Agreement are guaranteed by Waters Corporation’s domestic subsidiaries. The obligations of Waters Technologies Ireland Ltd. and Waters Chromatography Ireland Ltd. are guaranteed by Waters Corporation and by Waters Corporation’s domestic subsidiaries. The Credit Agreement provides for a $250 million term loan facility, a $300 million revolving facility (“US Tranche”), which includes both a letter of credit and a swingline subfacility, and a $150 million revolving facility (“European Tranche”) that is available to Waters Corporation, Waters Technologies Ireland Ltd. and Waters Chromatography Ireland Ltd. Waters Corporation may on a single occasion request of the lender group that commitments for the US Tranche or European Tranche be increased up to an additional $100 million. Existing lenders are not obligated to increase commitments, and Waters Corporation can seek to bring in additional lenders. The term loan facility and the revolving facilities both mature on December 15, 2009, and require no scheduled prepayments before that date.

On December 15, 2004, Waters Corporation borrowed $250 million under the term loan facility and $195 million under the US Tranche revolving facility. Waters Corporation used the proceeds of the term loan and the revolving borrowing for the primary purpose of repaying outstanding amounts under their existing committed credit facility among Waters Corporation, various lenders and Deutsche Bank Trust Company Americas, as administrative agent, which agreement was dated as of February 12, 2002 and amended and restated as of December 17, 2003. Waters Corporation terminated such agreement early without penalty. The terminated credit agreement consisted of a term loan tranche of $125 million and a revolving tranche of $250 million. The terminated credit agreement was unsecured in nature.

The interest rates applicable to term loan and revolving loans under the new credit agreement are, at Waters Corporation’s option, equal to either the base rate (which is the higher of the prime rate or the federal funds rate plus 1/2%) or the applicable 1, 2, 3, 6, 9 or 12 month LIBOR rate, in each case plus an interest rate margin based upon Waters Corporation’s leverage ratio, which can range between 37.5 basis points and 97.5 basis points. By comparison, the interest rates under the terminated credit agreement were between 60 basis points and 150 basis points. The new credit agreement requires that Waters Corporation comply with an interest coverage ratio test of not less than 3.50:1, and a leverage ratio test of not more than 3.0:1, for any period of four consecutive fiscal quarters, respectively. By comparison, the minimum interest coverage ratio on the terminated agreement was 5.0:1 and the maximum leverage ratio test was 2.5:1. In addition, the new credit agreement includes negative covenants that are customary for investment grade credit facilities and are similar in nature to ones contained in the terminated credit agreement. The new credit agreement also contains certain customary representations and warranties, affirmative covenants and events of default, similar in nature to those in the terminated credit agreement.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATERS CORPORATION
Dated: December 20, 2004	By:	/s/ John Ornell
	Name:	John Ornell
	Title:	Vice President, Finance and Administration and Chief Financial Officer